                                                                               .
                                                                               .
                                                                               .

EXHIBIT 12 (B)

                              NEVADA POWER COMPANY
                       RATIOS OF EARNINGS TO FIXED CHARGES

                                                                         Year Ended December 31,
                                                      -------------------------------------------------------------
                          Amounts in 000's               2005         2004         2003         2002         2001
---------------------------------------------------   ---------    ---------    ---------    ---------    ---------
EARNINGS AS DEFINED:
           Net Income (Loss) After Interest Charges   $ 132,734    $ 104,312    $  19,277    $(235,070)   $  63,405
           Income Taxes                                  63,995       56,572         (614)    (131,784)      32,737
                                                      ---------    ---------    ---------    ---------    ---------
           Net Income (Loss) before Income Taxes        196,729      160,884       18,663     (366,854)      96,142

           Fixed Charges                                159,776      145,055      195,342      137,968      112,343
           Capitalized Interest                         (23,187)      (5,738)      (2,700)      (3,412)      (2,141)

                          Total                         333,318    $ 300,201      211,305    $(232,298)   $ 206,344
                                                      =========    =========    =========    =========    =========

FIXED CHARGES AS DEFINED:
           Interest Expensed and Capitalized (1)      $ 159,776    $ 145,055    $ 195,342    $ 137,968    $ 112,343
                                                      =========    =========    =========    =========    =========
                          Total                       $ 159,776    $ 145,055    $ 195,342    $ 137,968    $ 112,343
                                                      =========    =========    =========    =========    =========

RATIO OF EARNINGS TO FIXED CHARGES                         2.09         2.07         1.08            -         1.84

           DEFICIENCY                                 $       -    $       -    $       -    $ 370,266    $       -

----------
(1) Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.

      For the purpose of calculating the ratios of earnings to fixed charges, "Fixed charges" represent the aggregate of interest charges on short-term and long-term debt, allowance for borrowed funds used during construction (AFUDC) and capitalized interest, and the portion of rental expense deemed to be attributable to interest. "Earnings" represents pre-tax income (or loss) from continuing operations before fixed charges and capitalized interest.